Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200722

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee
3.100% Senior Notes due 2027	$400,000,000	99.966%	$399,864,000	$46,345

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 4, 2014)

$400,000,000

3.100% Senior Notes due 2027

We are offering $400,000,000 aggregate principal amount of 3.100% senior notes due 2027, which we refer to as the “notes.” Interest on the notes will be paid semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2018. The notes will mature on October 1, 2027.

We may redeem the notes in whole or in part at any time at the applicable redemption price set forth under “Description of Notes—Optional Redemption” in this prospectus supplement.

If a Change of Control Triggering Event occurs, as defined in this prospectus supplement, we may be required to offer to repurchase the notes from holders at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase as described under “Description of Notes—Change of Control Trigger Event.”

The notes offered hereby will be our senior unsecured obligations and will rank equally and ratably in right of payment with all of our existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price (1)	99.966%	$399,864,000
Underwriting Discount (2)	0.650%	$2,600,000
Proceeds to Clorox (before expenses)	99.316%	$397,264,000

(1)	Plus accrued interest, if any, from September 28, 2017, if settlement occurs after such date.
(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company and its participants, including Euroclear and Clearstream, Luxembourg, on or about September 28, 2017.

Joint Book-Running Managers

Citigroup	Morgan Stanley	MUFG	Wells Fargo Securities

Senior Co-Managers

Goldman Sachs & Co. LLC	J.P. Morgan	RBC Capital Markets	US Bancorp

Junior Co-Managers

Blaylock Van, LLC	BNP PARIBAS	Loop Capital Markets	Scotiabank

Prospectus Supplement dated September 26, 2017

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus (except to the extent modified or superseded by a subsequently filed document) and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any documents incorporated by reference herein or therein is accurate as of the respective dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated December 4, 2014, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information contained in or incorporated by reference into this prospectus supplement is inconsistent with information contained in or incorporated by reference into the accompanying prospectus, this prospectus supplement (including the information incorporated herein) will apply and will supersede that information in, or incorporated by reference into, the accompanying prospectus.

It is important for you to read and consider all information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Documents by Reference” in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, the terms “we,” “us,” “our,” “the Company,” and “Clorox” refer to The Clorox Company and its subsidiaries; and the term “notes” refers to our 3.100% Senior Notes due 2027 offered hereby.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed by the Company, including statements about future volume, sales, foreign currencies, costs, cost savings, margin, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed by the Company. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, and as updated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, but are not limited to:

•	intense competition in the Company’s markets;

•	volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs;

•	the ability of the Company to drive sales growth, increase price and market share, grow its product categories and manage favorable product and geographic mix;

•	dependence on key customers and risks related to customer consolidation and ordering patterns;

•	the impact of increases in sales of consumer products through alternative retail channels;

•	risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions;

•	lower revenue or increased costs resulting from government actions and regulations;

•	the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity;

•	risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill;

•	worldwide, regional and local economic and financial market conditions;

•	risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; changes in trade, tax or U.S. immigration policies; labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action;

•	the ability of the Company to innovate and to develop and introduce commercially successful products;

•	the ability of the Company to implement and generate cost savings and efficiencies;

•	the success of the Company’s business strategies;

•	the Company’s ability to maintain its business reputation and the reputation of its brands;

•	risks related to the potential increase in the Company’s purchase price for The Procter & Gamble Company’s (“P&G”) interest in the Glad® business and the impact from the decision on whether or not to extend the term of the related agreement with P&G;

•	supply disruptions and other risks inherent in reliance on a limited base of suppliers;

•	the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions;

•	the Company’s ability to attract and retain key personnel;

•	environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances;

•	the impact of natural disasters, terrorism and other events beyond the Company’s control;

•	the Company’s ability to maximize, assert and defend its intellectual property rights;

•	any infringement or claimed infringement by the Company of third-party intellectual property rights;

•	the effect of the Company’s indebtedness and credit rating on its business operations and financial results;

•	the Company’s ability to pay and declare dividends or repurchase its stock in the future;

•	the Company’s ability to maintain an effective system of internal controls;

•	uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate;

•	the accuracy of the Company’s estimates and assumptions on which its financial projections are based;

•	risks related to the Company’s discontinuation of operations in Venezuela; and

•	the impacts of potential stockholder activism.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference are based on management’s current views and assumptions regarding future events and speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus prior to deciding whether to purchase the notes.

The Clorox Company

We are a leading multinational manufacturer and marketer of consumer and professional products with fiscal year 2017 net sales of $6.0 billion and approximately 8,100 employees worldwide as of June 30, 2017.

We sell our products primarily through mass retail and grocery outlets, warehouse clubs, dollars stores, e-commerce channels, military stores and other retail outlets, and medical supply distributors. We market some of the most trusted and recognized consumer brand names, including our namesake bleach and cleaning products, Pine-Sol® cleaners, Liquid-Plumr® clog removers, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and container products, Kingsford® and Match Light® charcoal, RenewLife® digestive health products, Hidden Valley® dressings and sauces, Brita® water-filtration products, and Burt’s Bees® natural personal care products. We also market to professional services channels, including infection control products for the healthcare industry with the Clorox Healthcare® brand and Clorox Commercial Solutions® brand. More than 80% of our sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Our executive offices are located at 1221 Broadway, Oakland, California 94612-1888. Our telephone number is (510) 271-7000 and our website address is TheCloroxCompany.com. Information on our website is not incorporated by reference and does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	The Clorox Company.

Notes Offered	$400,000,000 principal amount of 3.100% Senior Notes due 2027.

Maturity Date	The notes mature on October 1, 2027.

Interest Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2018.

Ranking	The notes will be our senior unsecured obligations and will rank equally and ratably in right of payment with all of our existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

Optional Redemption	Prior to July 1, 2027 (the Par Call Date), we may redeem all or any portion of the notes at our option at any time at the make-whole redemption price, as described in “Description of Notes—Optional Redemption.” On or after the Par Call Date, we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens and enter into sale-leaseback transactions and limit our ability to merge or consolidate with or into another person or to sell, lease or convey all or substantially all of our assets.

Mandatory Offer to Repurchase	If a Change of Control Triggering Event occurs, as defined in this prospectus supplement, we must offer to repurchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control Triggering Event.”

Governing Law	The notes and the indenture are governed by the laws of the State of New York.

Use of Proceeds	The estimated net proceeds to us from the sale of the notes will be approximately $396,364,000 (after deducting the underwriting discount and our offering expenses). We will use the net proceeds from this offering for the repayment of all or a portion of our outstanding 5.95% Senior Notes due October 2017 at maturity. Any remaining net proceeds will be used for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Additional Issuances	We may “reopen” this series of notes and issue an unlimited principal amount of additional notes in the future, as described in “Description of Debt Securities—General Terms of the Debt Securities” in the accompanying prospectus.

Risk Factors	See “Risk Factors” on page S-7 and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association.

Summary Financial Information

The following table presents our summary historical financial and other data as of and for the fiscal years ended June 30, 2017 through 2013. The financial data as of and for the five fiscal years ended June 30, 2017 has been derived from our audited consolidated financial statements. Our historical results are not necessarily indicative of the results of operations for future periods. The summary consolidated historical financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of or for the Year Ended June 30,
Dollars in millions, except share data	2017	2016	2015	2014	2013
OPERATIONS
Net sales	$5,973	$5,761	$5,655	$5,514	$5,533
Gross profit	2,671	2,598	2,465	2,356	2,391
Earnings from continuing operations	$703	$648	$606	$579	$573
(Losses) earnings from discontinued operations, net of tax	(2)	—	(26)	(21)	(1)
Net earnings	$701	$648	$580	$558	$572

COMMON STOCK
Earnings per share
Continuing operations
Basic	$5.45	$5.01	$4.65	$4.47	$4.37
Diluted	5.35	4.92	4.57	4.39	4.31
Dividends declared per share	3.24	3.11	2.99	2.87	2.63

OTHER DATA
Total assets(1)	$4,573	$4,510	$4,154	$4,251	$4,302
Long-term debt(1)	1,391	1,789	1,786	1,588	2,161
Ratio of earnings to fixed charges	10x	10x	8x	8x	7x

(1)	Prior year amounts have been retrospectively adjusted to conform to the current year presentation of debt issuance costs required by ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” See Note 1 to the Company’s historical consolidated financial statements and related notes contained in our Form 10-K for the fiscal year ended June 30, 2017 for details.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties that are not currently known to us or that are not currently believed by us to be material may also harm our business operations and financial results.

Risks Related to the Notes

The indenture does not restrict the amount of additional debt that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, reducing the trading value of your notes, if any, and causing a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect the risks of investing in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on any securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	as to the development or continuation of any market for the notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the price at which you may be able to sell your notes.

The absence of an active trading market could have an adverse effect on the liquidity and value of the notes.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a Change of Control Triggering Event, as defined in “Description of Notes—Change of Control Triggering Event” in this prospectus supplement, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes, or other outstanding notes with the same or a similar repurchase obligation. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control Triggering Event.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended June 30,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	10x	10x	8x	8x	7x

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and income from equity investees, amortization of capitalized interest, distributed income from equity investees, and fixed charges. Fixed charges represent interest expense and the portion of rents representative of an interest factor.

USE OF PROCEEDS

The estimated net proceeds to us from the sale of the notes will be approximately $396,364,000 (after deducting the underwriting discount and our offering expenses). We will use the net proceeds from this offering for the repayment of all or a portion of our $400 million in outstanding 5.95% Senior Notes due October 2017 at maturity. Any remaining net proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth, as of June 30, 2017, our cash and cash equivalents and our capitalization:

•	on a historical basis; and

•	as adjusted to give effect to the issuance of the notes offered hereby and the use of the proceeds therefrom together with $4 million of additional commercial paper borrowing to repay the $400 million of 5.95% Senior Notes due October 2017.

You should read this table in conjunction with our consolidated financial statements and the notes thereto, which are incorporated herein by reference.

	As of June 30, 2017
Dollars in millions	Historical	As Adjusted to Reflect the Offering
Cash and cash equivalents	$418	$418

Current portion of long-term debt:
Notes and loans payable	$404	$408
5.95% Senior Notes due October 2017(1)	400	—
Total short-term debt and current portion of long-term debt	$804	$408

Long-term debt(1):
3.80% Senior Notes due November 2021	$298	$298
3.05% Senior Notes due September 2022	596	596
3.50% Senior Notes due December 2024	497	497
3.10% Senior Notes due October 2027 offered hereby	—	396

Total long-term debt	$1,391	$1,787
Stockholders’ equity	542	542

Total capitalization	$1,933	$2,329

(1)	Long-term debt is carried at face value net of unamortized discounts, premiums and debt issuance costs.

DESCRIPTION OF NOTES

General

The following description of the notes we are offering supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the debt securities set forth in “Description of Debt Securities” in the accompanying prospectus. We refer you to that description.

We will issue the notes offered hereby under an Indenture dated as of October 9, 2007 between us and The Bank of New York Trust Company, N.A., as trustee, as supplemented in connection with the issuance of notes in 2009 by the First Supplemental Indenture dated as of November 9, 2009, which designates Wells Fargo Bank, National Association, as a trustee under the indenture with respect to one or more series of notes. The indenture will be supplemented in connection with the issuance of the notes in this offering by the Sixth Supplemental Indenture. The Company may from time to time increase the aggregate principal amount of the notes authorized or issue any other series of debt securities under the indenture without the consent of the registered holders of the notes.

We do not currently intend to list the notes on any national securities exchange or to seek approval for quotation through any automated quotation system. We cannot assure you that an active public trading market for the notes will develop. The absence of an active public trading market could have an adverse effect on the liquidity and value of the notes.

Principal, Maturity and Interest

The aggregate principal amount of the notes is $400 million. The notes will mature on October 1, 2027 and will bear interest at the rate per annum shown on the cover page of this prospectus supplement. Interest on the notes will accrue from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually on April 1 and October 1 of each year, beginning on April 1, 2018, to holders of record at the close of business on the immediately preceding March 15 and September 15, respectively (whether or not a Business Day). If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Interest on the notes will be paid to the persons in whose names the notes are registered at the close of business on the applicable record date whether or not a Business Day. The principal of the notes will be paid upon surrender of the notes at the designated corporate trust office of the trustee. For so long as the notes are represented by global notes, we will make payments of interest by wire transfer to The Depository Trust Company (“DTC”) or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures. See “—Book-Entry Issuance.”

The notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Optional Redemption

Prior to July 1, 2027 (the date that is three months prior to the maturity date of the notes (the “Par Call Date”)), the notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a make-whole redemption price equal to the greater of:

•	100% of the principal amount of the notes; and

•	the sum of the present values of the remaining scheduled payments on the notes consisting of principal and interest on the notes being redeemed that would be due if such notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

On or after the Par Call Date, the notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail or sent by electronic transmission at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount to be redeemed. On and after the date of redemption, interest will cease to accrue on any notes that are redeemed. If less than all the notes are redeemed at any time, the trustee will select notes by lot or on a pro rata basis or by any other method the trustee deems fair and appropriate in accordance with the applicable procedures of DTC.

For purposes of determining the make-whole redemption price with respect to the notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming for this purpose that the notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the Reference Treasury Dealer Quotation for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2), if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us.

“Independent Investment Banker” means Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. or Wells Fargo Securities, LLC as selected by us or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc., Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing cease to be a U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefore another Primary Treasury Dealer; and (ii) a Primary Treasury Dealer selected by MUFG Securities Americas Inc.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, as defined in this prospectus supplement, unless we have exercised any right to redeem the notes as described herein, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of such notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following the date upon which the Change of Control Triggering Event occurs, or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send a notice to you describing the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. If the notice is mailed prior to the date of consummation of the Change of Control, it will state that the Change of Control Offer is conditioned on the Change of Control being completed on or prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions by virtue of such conflicts.

We will not be required to make a Change of Control Offer if a third party makes an offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on such notes to the date of purchase, in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	prior to 11 a.m. New York City time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of the notes being purchased by us.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control, the following definitions are applicable:

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the beneficial owner, directly or indirectly, of more than 50%

of our then outstanding Voting Stock (measured by voting power rather than number of shares); (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any date during the period commencing 60 days prior to the date of the public notice of an arrangement that could result in a Change of Control until 60 days following consummation of such Change of Control (the “Trigger Period”), (which Trigger Period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies). Unless both Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been completed.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Ranking

The notes will be senior unsecured obligations, ranking equally and ratably with all of our existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

Book-Entry Issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which own DTC.

Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its book-entry registration and transfer system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee, or receive notices. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes. Neither we nor the trustee has any responsibility or liability for any act or omission of DTC.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners of that global note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights, if applicable, to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes, if applicable, from you, the beneficial owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our Company.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	an event of default occurs and is continuing in respect of the notes; or

•	we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes. In connection with any proposed exchange of a certificated note for a global note, the issuer or DTC shall be required to use commercially reasonable efforts to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code. The trustee shall be entitled rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Euroclear and Clearstream, Luxembourg

Links have been established among DTC, Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream, Luxembourg in DTC only if they are participants of those systems, or indirectly through organizations that are participants in those systems.

Euroclear and Clearstream, Luxembourg will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream, Luxembourg participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect the exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear and Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.

Euroclear and Clearstream, Luxembourg may change any of their policies without notice.

Concerning the Trustee

The trustee with respect to the notes is Wells Fargo Bank, National Association, which will also serve as registrar and paying agent with respect to the notes.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. For so long as the notes are represented by global notes, we will make all payments of principal and interest in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity, and secondary market trading activity in the notes will, therefore, be required by DTC to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of notes but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. The discussion is limited to the U.S. federal income tax consequences to holders who hold the notes as capital assets within the meaning of Section 1221 of the Code and who purchase the notes at their “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes is sold for money). A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to investors in light of their particular investment or other circumstances. This discussion also does not address the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, retirement plan, regulated investment company, or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a non-U.S. holder that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to U.S. alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale or other integrated transaction;

•	a foreign corporation that is classified as a “passive foreign investment company” or a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or resident alien; or

•	a person who acquires the notes in connection with his employment or other performance of services.

In addition, the following discussion does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences.

If a partnership (or other pass-through entity) holds the notes, the tax treatment of a partner in the partnership (or other pass-through entity) will generally depend upon the status of the partner and upon the activities of the partnership (or such other pass-through entity). If you are a partner in such a partnership (or other pass-through entity), we urge you to consult your tax advisor.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

As explained below, the U.S. federal income tax consequences of acquiring, owning and disposing of notes depend on whether or not you are a U.S. holder. For purposes of this discussion, you are a U.S. holder if you are a beneficial owner of the notes and for U.S. federal income tax purposes are:

(a) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws;

(b) a corporation that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

(c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) has a valid election in place under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Payment of Interest

Payments or accruals of stated interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue these amounts (in accordance with your regular method of tax accounting). A U.S. holder using the accrual method of accounting for U.S. federal income tax purposes must include interest on notes in income as interest accrues. A U.S. holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in income when payments are received, or made available for receipt, by the U.S. holder. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (e.g., “Description of Notes—Change of Control Triggering Event” and “—Optional Redemption”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. The obligation to make such payments may implicate the provisions of U.S. Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a U.S. holder might be required to accrue income on the holder’s notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies.

According to current U.S. Treasury Regulations, the possibility that any payments in excess of stated interest and principal will be made pursuant to a Change of Control Triggering Event will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. Because we believe that the likelihood that we will be obligated to make any such payments is remote, we intend to take the position that the notes are not contingent payment debt instruments on account of the possibility of excess payments pursuant to a Change of Control Triggering Event.

We also intend to take the position that the notes are not contingent payment debt instruments on account of the possibility of payments of amounts in excess of stated interest and principal pursuant to an optional redemption because such excess amounts would be paid pursuant to our option and exercise would cause the yield on the notes to increase.

Our determination as to the treatment of these contingencies is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Retirement, Redemption or Other Disposition of Notes

A U.S. holder generally will recognize capital gain or loss upon a sale, exchange, retirement or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued interest on the note, which amount will be taxable as ordinary interest income to the extent not previously included in income) and (ii) the holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note generally will be the amount paid for the note. Subject to the discussion above under “—Additional Payments,” the gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange or retirement. Non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply in respect of payments to certain non-corporate U.S. holders of principal, interest and premium paid on a note and the proceeds of the sale, exchange, retirement, redemption or other disposition of a note, and the amounts tax withheld, if any, with respect to such payments.

In addition, you may be subject to backup withholding at the applicable statutory rate (currently, 28%) when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 (or substantially similar form), you may be subject to penalties imposed by the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, certain tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS. U.S. holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Medicare Tax on Investment Income

U.S. Holders that are individuals, estates or trusts that do not fall into a special class of trusts that is exempt from such tax will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, “net investment income” generally includes the interest paid on the notes, as well as gain from the sale of the notes, unless such interest or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the notes.

Non-U.S. Holders

As used in this section, the term “non-U.S. holder” means any beneficial owner of a note (other than a partnership or other pass-through entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Payment of Interest

Generally, subject to the discussions below concerning backup withholding and FATCA withholding, interest income (including the proceeds from a sale or other taxable disposition of a note that are attributable to accrued interest on the note) that is not effectively connected with a U.S. trade or business (or, if an applicable income tax treaty so provides, not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to a U.S. federal income or withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide an IRS Form W-8BEN or Form W-8BEN-E (or a suitable substitute or successor form, or other applicable IRS Form W-8) signed under penalties of perjury that includes your name and address and certifies as to your non-U.S. holder status, or (b) if a securities clearing organization, bank or other financial institution holds customers’ securities in the ordinary course of its trade or business, (1) you provide such a form to the organization or institution and (2) the organization or institution certifies to us or our agent under penalties of perjury that it has received such a form from you or another intermediary and furnishes us or our agent with a copy of such form.

The U.S. Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above. Special procedures are provided in the U.S. Treasury Regulations for payments through qualified intermediaries. Prospective investors are urged to consult their tax advisors regarding the effect, if any, of the U.S. Treasury Regulations.

Interest on notes not exempted from U.S. withholding tax pursuant to the requirements described above and not effectively connected with a United States trade or business (or, if an applicable income tax treaty so provides, not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally will be subject to U.S. withholding tax, currently at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. To claim the benefit of a tax treaty, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form). Under the U.S. Treasury Regulations, a non-U.S. holder claiming treaty benefits may, under certain circumstances, be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Except to the extent that an applicable tax treaty provides otherwise, generally you will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained by you in the United States). If you are a non-U.S. holder that is a corporation for U.S. federal income tax purposes, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate).

Sale, Exchange, Retirement, Redemption or Other Disposition of Notes

Subject to the discussions below concerning backup withholding and FATCA withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under “Non-U.S. Holders—

Payment of Interest”) generally you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the note, unless:

•	the gain is effectively connected with your conduct of a United States trade or business (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to gain from the sale or other disposition of the note that is effectively connected with the conduct by the holder of a trade or business in the United States (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States). Non-U.S. holders that are corporations for U.S. federal income tax purposes may also be subject to the branch profits tax described above.

If gain from the sale or other disposition of a note is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who meets certain other requirements, then such individual will be subject to U.S. federal income tax at a current rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources for such taxable year. To claim a benefit of an applicable income tax treaty, the non-U.S. holder must timely provide to us or our agent the appropriate and properly executed IRS Form W-8BEN or Form W-8BEN-E (or a suitable substitute or successor form), as described above.

Information Reporting and Backup Withholding Tax

Payments to non-U.S. holders of interest on a note and amounts withheld from such payments, if any, generally will be reported on information returns to the IRS and such non-U.S. holders. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of a specific treaty or agreement. Backup withholding and additional information reporting will not apply to payments of interest on or principal of the notes to a non-U.S. holder if the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury on an applicable IRS Form W-8 (or a suitable substitute or successor form).

Information reporting and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable U.S. Treasury Regulations), unless such broker:

(i)	is a United States person;

(ii)	is a foreign person that, for the 3-year period ending with the close of its taxable year preceding the payment, derives 50% or more of its gross income in connection with the conduct of a trade or business in the United States;

(iii)	is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv)	is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in the applicable U.S. Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting (but not to the backup withholding requirement) unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any such sale to or through the United States office of a broker will be subject to information reporting and backup withholding requirements, unless you provide the statement described in the fourth bullet under “Non-U.S. Holders—Payment of Interest” or a properly completed and executed IRS Form W-8ECI or otherwise establish an exemption.

Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability provided you furnish the required information to the IRS.

FATCA Withholding

The U.S. Foreign Account Tax Compliance Act (or “FATCA”) generally imposes a withholding tax of 30% on the payment of interest on a debt instrument to:

(i)	a “foreign financial institution” (as defined in the Code) unless the institution (a) satisfies certain due diligence, reporting, withholding, and certification requirements or (b) is a resident in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and complies with the diligence and reporting requirements of the intergovernmental agreement (which would include providing the IRS information regarding certain U.S. account holders of such institution as well as certain account holders that are foreign entities with U.S. owners); and

(ii)	a foreign entity that is not a financial institution unless such entity certifies that it does not have any substantial U.S. owners or identifies the substantial United States owners of the entity.

FATCA withholding and information reporting is scheduled to apply to payments of gross proceeds on the disposition of notes, paid on or after January 1, 2019. In addition, exceptions and exemptions from FATCA withholding and information reporting obligations apply to certain foreign financial institutions and non-financial foreign entities. Investors should consult their own tax advisors regarding the implications of FATCA on their investment in the notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of senior secured notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

We and Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$68,000,000
Morgan Stanley & Co. LLC	68,000,000
MUFG Securities Americas Inc.	68,000,000
Wells Fargo Securities, LLC	68,000,000
Goldman Sachs & Co. LLC	24,000,000
J.P. Morgan Securities LLC	24,000,000
RBC Capital Markets, LLC	24,000,000
U.S. Bancorp Investments, Inc.	24,000,000
Blaylock Van, LLC	8,000,000
BNP Paribas Securities Corp.	8,000,000
Loop Capital Markets LLC	8,000,000
Scotia Capital (USA) Inc.	8,000,000

Total	$400,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering.

	Per Note	Total
3.100% Senior Notes due 2027	0.650%	$2,600,000

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount with respect to the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount with respect to the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $900,000 and will be payable by us. We have also agreed to reimburse the underwriters for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed expense is deemed underwriting compensation for this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, certain of the underwriters and their affiliates act as lenders under our credit facility and may own our commercial paper, including commercial paper that may be repaid with the net proceeds of this offering. The trustee, Wells Fargo Bank, National Association, is an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter nominated by the Company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland and will not be listed on the SIX Swiss Exchange Ltd (“SIX”) or on any other stock exchange or regulated trading venue in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of SIX or any other exchange or regulated trading venue in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer or invitation to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the securities has been issued or has been in the possession of any person for the purpose of issue, or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under SFO.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (the “FIEL”), and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and any other materials relating to the securities have not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (“the SFA”). Accordingly, this prospectus supplement and any other document or materials issued in connection with the offer or sale, or the invitation for subscription or purchase, of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the applicable conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Morgan, Lewis & Bockius LLP. Covington & Burling LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, and the effectiveness of our internal control over financial reporting as of June 30, 2017, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following document, which we have filed with the SEC (File No. 1-07151), is incorporated by reference into this prospectus supplement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed on August 15, 2017 (including the information in Part III incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, filed on September 22, 2017).

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, prior to the termination of the applicable offering, shall be deemed to be incorporated by reference into this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Requests should be made to The Clorox Company, Attention: Secretary, 1221 Broadway, Oakland, CA 94612-1888 or by calling 1-888-259-6973.

PROSPECTUS

DEBT SECURITIES

This prospectus relates to the offering of debt securities of The Clorox Company. We will provide specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you make your investment decision.

Investing in these securities involves certain risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, and “Risk Factors” in the applicable prospectus supplement, for a discussion of the factors you should carefully consider before purchasing these securities.

The Company’s common stock is traded on the New York Stock Exchange under the symbol “CLX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, from time to time we may offer and sell securities evidencing our senior unsecured indebtedness in one or more series up to an indeterminate aggregate principal amount. We may offer these debt securities in separate series, in amounts, at prices and on terms determined at the time of offering.

We will provide additional information about the debt securities in an accompanying prospectus supplement. An accompanying prospectus supplement will state the principal amount, maturity, interest rate or rates, whether the interest rate or rates will be fixed or variable and/or any method of determining the interest rate or rates, the initial public offering price, and other terms of each series of debt securities.

We may offer and sell debt securities to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods. See “Plan of Distribution.” The names of any underwriters, purchasers or agents and their compensation will be stated in an accompanying prospectus supplement.

You should rely only on the information provided in this prospectus or explicitly made part of this document by reference and the accompanying prospectus supplement. No person has been authorized by us to provide you with any other information. Clorox is not making an offer of any debt securities in any jurisdiction where the offer is unlawful. You should not assume that the information in this prospectus and the accompanying prospectus supplement is correct as of any date after the date of this prospectus and the applicable prospectus supplement. Unless the context requires otherwise, the terms “Clorox,” “the Company,” “we,” “us” and “our” refer to The Clorox Company and its subsidiaries.

THE COMPANY

We were founded in Oakland, Calif. in 1913 and are incorporated in Delaware. Our principal executive offices are located at 1221 Broadway, Oakland, California 94612-1888 and our telephone number is (510) 271-7000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Clorox’s ratio of earnings to fixed charges for the periods indicated:

	Three months ended September 30,		Year ended June 30,
	2014	2013	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	8x	8x	8x	7x	6x	5x	6x

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and earnings from equity investees, amortization of capitalized interest, distributed income from equity investees, and fixed charges. Fixed charges represent interest expense and the portion of rents representative of an interest factor.

USE OF PROCEEDS

Our intended use of the net proceeds from the sales of securities will be set forth in an accompanying prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General Terms of the Debt Securities

We may issue senior debt securities from time to time in one or more distinct series. The securities will be issued under an indenture dated as of October 9, 2007 with Bank of New York Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of November 9, 2009, between us and Wells Fargo Bank, National Association, as a trustee, the Second Supplemental Indenture, dated as November 9, 2009, between us and Wells Fargo Bank, National Association, as trustee, the Third Supplemental Indenture, dated as of November 17, 2011, between us and Wells Fargo Bank, National Association, as trustee, and the Fourth Supplemental Indenture, dated as of September 13, 2012, between us and Wells Fargo Bank, National Association, as trustee (as supplemented, the “Indenture”). Unless otherwise specified in the applicable prospectus supplement, the trustee under the indenture with respect to each series of securities will be Wells Fargo Bank, National Association. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered. The statements and descriptions in this prospectus or in an accompanying prospectus supplement regarding provisions of the indenture and debt securities are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indenture (including any amendments or supplements we may enter into from time to time that are permitted under the indenture).

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be our direct unsecured senior obligations and will not be guaranteed by any of our subsidiaries. The debt securities will rank equally with any of our other senior and unsubordinated debt and will be effectively subordinated to any indebtedness and other liabilities of our subsidiaries.

Unless otherwise specified in a prospectus supplement, the term “Company” under this caption “General Terms of the Debt Securities” refers only to The Clorox Company and not to any of our subsidiaries.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities is payable;

•	the rate or rates of interest, if any, at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•	the place or places where the payment of principal, any premium and any interest will be made, if other than or in addition to the Borough of Manhattan, The City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•	if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 thereof;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•	the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of default or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than Wells Fargo Bank, National Association is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than as set forth in the indenture, provisions for the satisfaction and discharge of the indenture with respect to the debt securities issued under the indenture;

•	the date as of which any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•	if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance, provided, however, that for United States federal income tax purposes, such additional debt securities are issued in a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture.

Denominations, Registration and Transfer

We will issue debt securities as registered securities (without coupons) either in certificated form or in the form of one or more global securities. We will issue book-entry debt securities as registered global securities. Each global security will be issued in the denomination of the aggregate principal amount of the securities that it represents. Unless otherwise stated in the applicable prospectus, we will issue the debt securities in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

A holder may exchange certificated debt securities for other debt securities of any authorized denominations of a like stated maturity and of a like series and aggregate principal amount and with like terms and conditions. Whenever any such debt securities are surrendered for exchange, we will execute, and the trustee will authenticate and deliver, the debt securities that the holder making the exchange is entitled to receive.

A holder may present debt securities in certificated form for registration of transfer (with the form of transfer printed on the security duly executed) at the office of the security registrar that we designate for such purpose. Unless we state otherwise in the applicable prospectus supplement, the security registrar will be the trustee we appointed under the indenture for the applicable debt securities. There will be no service charge to register the transfer, but the holder is responsible for paying any taxes and other governmental charges. Any transfer or exchange is subject to the security registrar being satisfied with the documents of title and identity of the person making the request.

For a discussion of restrictions on the exchange, registration and transfer of global securities, see the section below entitled “—Global Securities.”

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, we will pay the principal of, and premium, if any, and interest, if any, on debt securities to a paying agent, whom we will designate from time to time. However, at our option we may pay any interest (1) by check mailed to you at your address appearing in the security register or (2) by wire transfer to an account maintained by you. Unless otherwise stated in the applicable prospectus supplement, we will pay interest to you on the applicable payment date if the debt security is registered in your name at the close of business on the regular record date for that interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will act as our sole paying agent through its designated office. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series. We may also choose to act as our own paying agent. If, after two years, moneys that we paid to a paying agent remain unclaimed, the paying agent will remit the moneys to us, together with any interest, and you may look only to us for payment (or to the applicable state if we are required to escheat the moneys).

Global Securities

We will deposit any global securities with a depositary or its nominee identified in the applicable prospectus supplement. While the applicable prospectus supplement will describe the specific terms of the depositary arrangement, we expect the following general provisions to apply to our depositary arrangements:

Global securities will be registered in the name of the depositary or its nominee. Upon the issuance of a global security, the depositary or nominee will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or nominee. If we are offering and selling the debt securities directly, we will designate the accounts to be credited; otherwise, our underwriter or agent will do so. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of securities receive them in certificated form. This would limit the ability to transfer beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive debt securities in certificated form and will not be considered the owners or holders thereof under the indenture. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indenture. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustees, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, and thereafter a successor is not appointed within 90 days;

•	we determine in our sole discretion that the securities of any series issued in the form of one or more global securities are no longer to be represented by such global securities or we permit global securities to be exchangeable; or

•	an event of default under the indenture has occurred and is continuing with respect to the series of securities.

Certain Covenants

Unless otherwise indicated in the applicable prospectus supplement, our debt securities will have the benefit of the following covenants contained in the indenture:

Limitations on Secured Debt

The Company will not itself, and will not permit any Restricted Subsidiary (defined below) to, incur, issue, assume or guarantee any debt securities, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called “debt”), secured by a pledge of, or mortgage or other lien on, any Principal Property (defined below), now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of Capital Stock (defined below) or debt of any Restricted Subsidiary (herein called “liens”), without effectively providing that the outstanding debt securities (together with, if the Company shall so determine, any other debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities) shall be secured equally and ratably with (or prior to) such secured debt so long as such secured debt shall be so secured. The foregoing restrictions do not apply, however, to (a) liens on any Principal Property acquired (whether by merger, consolidation, purchase, lease or otherwise), constructed or improved by the Company or any Restricted Subsidiary after the date of the indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date of the indenture; (b) liens on any property, shares of Capital Stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a Person (defined below) existing at the time such Person becomes a Restricted Subsidiary); (c) liens in favor of, or which secure debt owing to, the Company or any Restricted Subsidiary; (d) liens in favor of the United States of America or any state thereof, or any department, agency, or instrumentality or political subdivision thereof, or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure progress, advance or other payments, or other obligations, pursuant to any contract or statute, or to secure any debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings); (e) liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar liens arising in the ordinary course of business, or governmental (Federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing; (f) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings; (g) liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party; (h) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (i) liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Restricted Subsidiary and which do not, in the opinion of the Company, materially detract from the value of such properties; (j) liens existing on the first date on which such series of senior debt securities are issued; (k) liens on cash and cash equivalents securing derivatives obligations; provided that the aggregate amount of cash and cash equivalents subject to such liens may at no time exceed $100,000,000; (l) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended to provide collateral to the depository institution; or (m) any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part, of any lien referred to in the foregoing clauses (a) to (l), inclusive; provided that (1) such extension, renewal or replacement lien shall be limited to all or a part of the same property, shares of stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property) and (2) the debt secured by such lien at such time is not increased.

Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the outstanding debt securities issued under the indenture, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens which could not have been incurred, issued, assumed or guaranteed by the Company or a Restricted Subsidiary without equally and ratably securing the outstanding debt securities except for the provisions of this paragraph, together with the aggregate amount of Attributable Debt (defined below) incurred pursuant to the second paragraph under the caption “—Limitations on Sale and Leaseback Transactions” below, does not at such time exceed the greater of (i) $300 million or (ii) 15% of the Consolidated Net Tangible Assets of the Company.

Notwithstanding the foregoing, any lien securing outstanding senior debt securities granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by all holders of the debt secured by the lien giving rise to the requirement to provide a lien securing the outstanding senior debt securities (including any deemed release upon payment in full of all obligations under such debt) or, with respect to any particular Principal Property or Capital Stock of any particular Restricted Subsidiary securing outstanding senior debt securities, upon any sale, exchange or transfer to any person not an affiliate of the Company of such Principal Property or Capital Stock.

Limitations on Sale and Leaseback Transactions

Sale and leaseback transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the outstanding senior debt securities, to incur debt secured by a lien on such property, pursuant to the provisions described in clauses (a) through (m) above under “—Limitations on Secured Debt;” or (b) the Company, within 360 days after such transaction, applies an amount not less than the net proceeds of the sale of the Principal Property leased pursuant to such arrangement to (x) the retirement of its Funded Debt (defined below); provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (1) the principal amount of any outstanding senior debt securities delivered within 360 days after such sale to the Trustee for retirement and cancellation, and (2) the principal amount of Funded Debt, other than outstanding senior debt securities, voluntarily retired by the Company within 360 days after such sale or (y) the purchase, construction or development of other property, facilities or equipment used or useful in the Company’s or its Restricted Subsidiaries’ business. Notwithstanding the foregoing, no retirement referred to in clause (b) of this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision. This restriction will not apply to a sale and leaseback transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction, provided that at the time of such transaction, after giving effect thereto and to the retirement of any Funded Debt which is concurrently being retired, the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described in the preceding paragraph), together with the aggregate amount of all outstanding debt incurred pursuant to the second paragraph under the caption “—Limitations on Secured Debt” above, does not at such time exceed the greater of (i) $300 million or (ii) 15% of the Consolidated Net Tangible Assets of the Company.

Certain Definitions

The capitalized terms used in the summary of the covenants above have the following definitions:

“Attributable Debt” in respect of any sale and leaseback transaction means, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, excluding any amounts required to be paid by such lessee (whether or not designated as rental or additional rental payments) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the then most recent consolidated balance sheet of the Company publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the then most recent consolidated balance sheet of the Company publicly available and computed in accordance with generally accepted accounting principles.

“Funded Debt” means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means any plant, office facility, warehouse, distribution center or equipment located within the United States of America (other than its territories or possessions) and owned by the Company or any subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of the Consolidated Net Tangible Assets of the Company, except any such property which the Company’s Board of Directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole, as evidenced by a board resolution.

“Restricted Subsidiary” means any subsidiary of the Company which owns or leases a Principal Property.

Consolidation, Merger and Sale of Assets

The Company may not consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (1) such Person is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of any domestic jurisdiction and such successor Person assumes by supplemental indenture the Company’s obligations on each series of the debt securities and under the indenture, (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under the indenture, (3) as a result of such transaction the properties or assets of the Company are not subject to any encumbrance which would not be permitted under the indenture and (4) the Company shall have delivered an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or supplemental indenture complies with the indenture.

Events of Default

Each of the following will be an event of default:

(1) default in any payment of interest on any debt security when it becomes due and payable, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt security when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) our failure, after notice, to comply within 60 days with any of our other agreements contained in the indenture applicable to the debt securities (other than a covenant or warranty expressly excluded from events giving rise to a default, including the obligation to file SEC filings with the trustee); or

(4) certain events of bankruptcy, insolvency or reorganization for us.

A default under clause (3) of this paragraph will not constitute an event of default until the trustee or the holders of at least 25% in principal amount of the outstanding securities of such series notify us of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

If an event of default (other than an event of default referred to in clause (4) above with respect to us) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of such series by written notice to us and the trustee may, and the trustee at the request of such holders shall, declare the principal of and accrued and unpaid interest, if any, on all securities of such series to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default referred to in clause (4) above occurs with respect to us, the principal of and accrued and unpaid interest on all outstanding securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The trustee will not be deemed to have notice of any default or any event of default unless a responsible officer of the trustee (as defined in the indenture) has actual notice of the default or the event of default or the trustee has received written notice of any event which is a default and the notice references the notes and the Indenture.

In order for holders of any series of securities to initiate proceedings for a remedy under the indenture (other than with respect to an event of default referred to in clause (4) above with respect to us), holders of at least 25% in principal amount of such series of securities must first give written notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee indemnity reasonably satisfactory to the trustee against costs, expenses, and liabilities incurred in compliance with such request. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of such series of securities, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of such series of securities. However, any holder is entitled at any time to bring a lawsuit for payment of money due on its securities on or after the due date.

The holders of a majority in principal amount of the outstanding securities of any series may rescind a declaration of acceleration with respect to such series of securities if all events of default, besides the failure to pay principal due solely because of the declaration of acceleration, have been cured or waived.

If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal (or premium, if any) when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of (or premium, if any), or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to the securities of a series, the trustee may withhold notice if the trustee determines that withholding notice is in the best interests of the holders.

The holders of a majority in principal amount of the outstanding securities of any series may waive any past default or event of default with respect to such series of securities except for a default in the payment of principal of (or premium, if any) or interest, if any, on such series of securities or a default relating to a provision that cannot be amended without the consent of each affected holder.

Modification or Waiver

There are three types of changes we can make to the indenture.

Changes Requiring Approval of Holders. Certain changes cannot be made to the indenture or the debt securities of a particular series without approval of each affected holder, including the following:

•	reducing the principal or any premium or changing the stated maturity of the debt securities of a particular series;

•	reducing the rate of, or changing the stated maturity of, any payment of interest on the debt securities of a particular series;

•	making the principal, premium or interest payable in a currency other than United States dollars or changing the place of payment;

•	modifying the right of any holder to receive or sue for payment of principal, premium or interest that would be due and payable at the maturity of the debt securities of a particular series;

•	expressly subordinating the senior debt securities of a particular series to other indebtedness of ours; or

•	reducing the principal amount of the debt securities of a particular series whose holders must consent to supplement the indenture or to waive any of its provisions.

Changes Requiring a Majority Vote of Holders. Other than as set forth above, the indenture and the debt securities of a particular series can generally be amended by a vote in favor by holders owning a majority of the outstanding aggregate principal amount of the debt securities of a particular series. In the event that more than one series of debt securities issued under the indenture is affected by the amendment, the vote of a particular series of debt securities will only amend the indenture with respect to such particular series of debt securities.

Changes Not Requiring Approval of Holders. From time to time, we and the trustee may, without the consent of the holders, amend the indenture or the debt securities of a particular series for specified purposes, including to:

•	reflect that a successor has succeeded us and has assumed our covenants and obligations under the debt securities and the indenture;

•	add further covenants for the benefit of the holders of a particular series of debt securities or surrender any right or power conferred on us with respect to a particular series of debt securities;

•	add any additional event of default with respect to the debt securities of a particular series;

•	pledge property to the trustee as security for the debt securities of a particular series;

•	add guarantees with respect to the debt securities of a particular series;

•	evidence the appointment of a trustee other than Wells Fargo Bank, National Association, with respect to the debt securities of a particular series in accordance with the provisions of the indenture;

•	modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments of that act;

•	issue and establish the form and terms and conditions of other series of debt securities as provided in the indenture;

•	cure any ambiguity, mistake or inconsistency in the indenture or in the debt securities of a particular series or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders are not adversely affected in any material respect;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities; or

•	comply with the rules of any applicable securities depositary.

Satisfaction and Discharge

The indenture with respect to the debt securities of a particular series will cease to be of further effect, and we will be deemed to have satisfied and discharged our obligations with respect to the debt securities of such series, when certain specified conditions have been satisfied, including the following:

•	all debt securities of such series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of such series that had not been previously delivered for cancellation, for the principal (and premium, if any) and accrued and unpaid interest, if any, in the case of debt securities that have become due and payable, or to the stated maturity or the redemption date, if earlier, in the case of other debt securities;

•	we have paid or caused to be paid all other sums payable under the indenture in respect of the debt securities of such series; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

At our option, we can terminate all of our obligations with respect to certain covenants under the indenture with respect to debt securities of a particular series, other than the obligation to pay principal, any premium and any interest on the debt securities of such series and other specified obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and any interest on the debt securities of such series to their maturity; and

•	complying with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of our defeasance.

In addition, we can terminate all of our obligations under the indenture with respect to debt securities of a particular series, including the obligation to pay principal, any premium and any interest on the debt securities of such series, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and any interest on such series of debt securities to their maturity; and

•	complying with other specified conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States Federal tax law since the date of the applicable indenture, to the effect that holders will not recognize income, gain or loss for United States Federal income tax purposes as a result of our defeasance.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, the trustee under the indenture will be Wells Fargo Bank, National Association. Additionally, unless otherwise specified in the applicable prospectus supplement, Wells Fargo Bank, National Association, will serve as registrar and paying agent with regard to the debt securities.

PLAN OF DISTRIBUTION

General

We may offer and sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of debt securities may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the debt securities;

•	the net proceeds to us from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of the sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

We may enter into agreements under which underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the securities being offered will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of The Clorox Company appearing in The Clorox Company’s Current Report (Form 8-K) for the three years ended June 30, 2014 (including the schedule appearing therein), and the effectiveness of The Clorox Company’s internal control over financial reporting as of June 30, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which we have filed with the SEC (File No. 1-07151), are incorporated by reference into this prospectus:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed on August 25, 2014 (including the information in Part III incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, filed on September 26, 2014);

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed on November 3, 2014; and

(c)	The Company’s Current Reports on Form 8-K, filed on September 17, 2014, September 18, 2014 (as amended on November 20, 2014), September 22, 2014, September 23, 2014, October 7, 2014, November 20, 2014 and December 4, 2014.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, prior to the termination of the applicable offering, shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this prospectus. Requests should be made to The Clorox Company, Attention: Secretary, 1221 Broadway, Oakland, CA 94612-1888 or by calling 1-888-259-6973.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy these reports and other information, including the documents incorporated by reference, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 (please call 1-800-SEC-0330 for further information about the operation of the public reference room). Such documents, reports and other information are also available on the SEC’s website at http://www.sec.gov. Our website address is www.thecloroxcompany.com. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

We also provide information to the New York Stock Exchange because our common stock is traded on the New York Stock Exchange. You may obtain our reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

$400,000,000

3.100% Senior Notes due 2027

Joint Book-Running Managers

Citigroup

Morgan Stanley

MUFG

Wells Fargo Securities

Senior Co-Managers

Goldman Sachs & Co. LLC

J.P. Morgan

RBC Capital Markets

US Bancorp

Junior Co-Managers

Blaylock Van, LLC

BNP PARIBAS

Loop Capital Markets

Scotiabank

September 26, 2017